Exhibit 10.21

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of January 6, 2009, by and between PROFESSOR CONNOR’S, INC., a Delaware corporation (the “Company”), and Scott Morris (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated as of October 25, 2006 (the “Employment Agreement”);

WHEREAS, the Company and its stockholders, including Executive, have entered into that certain Stock Purchase and Merger Agreement (the “Purchase Agreement”) with Tyson Foods, Inc. (“Purchaser”); and

WHEREAS, the execution and delivery of this Amendment by the Company and Executive are conditions to the closing of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein and of the mutual benefits herein provided, the Company and Executive agree as follows:

1. Effectiveness. This Amendment is effective upon the closing of the First Closing (as defined in the Purchase Agreement) and shall remain in full force and effect unless and until a Cancellation Notice or Termination Notice (as those terms are defined in the Purchase Agreement) is given by Purchaser to the Company. In the event a Cancellation Notice or Termination Notice is given by Purchaser, this Amendment shall immediately terminate and the Employment Agreement shall continue in full force and effect without regard to this Amendment.

2. Duties and Functions. Section 3(b) of the Employment Agreement is amended to read in its entirety as follows:

“(b) During the Employment Period, the Executive will devote his full time and efforts to the business of the Company. The Executive may address personal investment or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Employment Agreement.”

3. Options and Series A Preferred Stock. Section 4(b) of the Employment Agreement is amended to read in its entirety as follows:

“(b) Participation in Stock Option Program; Series A Preferred Stock: The Executive shall be eligible to participate in the Company’s equity incentive programs, as such programs may exist on the date hereof or from time to time hereafter, to the same extent as other, similarly situated employees of the Company; provided, however, Executive acknowledges that all existing equity incentive programs have been fully granted and the Company does not intend to create any other equity incentive programs, except to the extent necessary to attract new or additional management, as to which Executive will not participate. Executive and the Company agree to amend the existing Stock Option Agreement between them pursuant to the Amendment to Stock Option Agreement attached as Exhibit A hereto. Pursuant to Section 5.1.1 of the Certificate of Incorporation of the Company, all shares of Series A Preferred Stock, par value $0.001 (the “Preferred Stock”) beneficially owned by the Executive (including any shares transferred by Executive during the term hereof) are redeemable by the Company at a redemption price of $0.01 per share at any time after the Executive terminates employment with the Company without Good Reason (other than for permanent disability or death) or is terminated by the Company for Cause. Executive (or any permitted transferee) shall immediately deliver certificates representing all Preferred Stock beneficially owned by Executive (or such transferee) duly endorsed in blank upon written notice by the Company in exchange for the redemption price.

4. Employment Period; Termination. Section 5 of the Employment Agreement is hereby amended in the following respects:

1. Section 5(b) is amended to read in its entirety as follows:

“(b) The Employment Period shall continue until terminated upon the earlier to occur of the following events: (i) the close of business on the first anniversary of the Final Closing Date (as defined in the Purchase Agreement) (the “Initial Term”) or (ii) the death or permanent disability (as defined in Section 5(f)) of the Executive, provided, however, that, on the first anniversary of the Final Closing Date, and on every subsequent annual anniversary, and unless either party has given the other party written notice at least ninety (90) days prior to the such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (1) year subsequent to such date (each such one-year term shall be referred to herein as “Renewal Term”), unless sooner terminated as provided herein. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

2. Notwithstanding the provisions of paragraph 5(c) or 5(e) of the Employment Agreement, the severance payable to Executive shall be limited to twelve (12) months base salary from the effective date of termination and shall be payable in accordance with the Company’s normal payroll schedule, subject to Executive’s confirmation of Executive’s obligations pursuant to Section 7 of the Employment Agreement. In addition, in the event of a termination pursuant to paragraph 5(e), Executive shall continue to receive fringe/medical benefits for the twelve-month period.

3. Section 5(e) is amended by deleting the following sentence:

“The non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will terminate on the effective date of termination if Executive’s employment with the Company is terminated pursuant to this Section 5(e).”

and is replaced instead with:

“The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the twelve (12) month period after the termination of his employment.”

4. The definition of “Good Reason” is hereby amended to read in its entirety as follows:

For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) the Company’s material breach of any provision of the Agreement; (ii) any material adverse change in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without the Executive’s permission (other than a change due to Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in the Executive’s position, authority, duties, responsibilities or compensation (other than a reduction in benefits that is consistent with reductions made with respect to the benefits of all employees of the Company), which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion (provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity); or (B) a material diversion from the Executive’s performance of the functions of the Executive’s position (including but not necessarily limited to the Executive’s authority to hire, direct, and/or fire employees and the Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s Termination For Cause or termination by the Executive without Good Reason; or (iii) a relocation by the Company of the Executive’s place of employment outside a thirty (30) mile radius of Executive’s current place of employment without the Executive’s written consent; provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and Company has not cured any such alleged Good Reason within thirty (30) days of Company’s receipt of such written notice; further provided, that upon the Final Closing (as defined in the Purchase Agreement), none of the following shall constitute “Good Reason”: any additional reporting obligations; approval requirements and procedures (including with respect to hiring and firing of employees) imposed as a result of Purchaser’s customary policies and practices applicable to Purchaser’s subsidiaries and personnel; or the providing of services and consultation to the Purchaser and its subsidiaries which are consistent with Executive’s position and function.

5. Section 7(a) is amended to read in its entirety as follows:

“(a) The Executive agrees that, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during Executive’s employment with the Company and for twelve (12) months after termination thereof, the Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through his ownership of equity interest in the Company), as a individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), (i) engage in the manufacture, sale or distribution of frozen or refrigerated pet food or frozen or refrigerated pet treats; (ii) divert, take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners, or accounts, or prospective clients, customers, vendors, business or strategic partners, or accounts, that were contacted, solicited, or served by the Employee while employed by the Company, (iii) persuade any client, customers, vendor, strategic or business partner, or account of the Company to cease to do business, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company, or (iv) hire, solicit, assist or in any way encourage any employee or consultant of the Company or any affiliate of the Company to terminate his or her employment relationship or consultant relationship with the Company or its affiliates.”

6. Indemnification. Executive acknowledges that the obligations of the Company set forth in Section 17(a) of the Employment Agreement to provide coverage under the Company’s directors and officers liability insurance policy is subject to the limitations set forth in Section 7.12 of the Purchase Agreement.

7. Section 409A. A new Section 18 is added as follows:

“18. Section 409A.

(a) If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Internal Revenue Code, and the guidance thereunder (“Section 409A”)) of a public company, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

(b) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the

Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”

8. No Other Amendment. Except as modified by this Amendment, the parties agree that the Employment Agreement is in full force and effect according to its terms.

9. Third Party Beneficiary. Executive and the Company acknowledge that this Amendment is for the benefit of Purchaser, and neither the Employment Agreement nor this Amendment may be amended without the prior written consent of Purchaser.

10. Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. The exchange of executed counterparts of this Amendment or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment and may be used in lieu of the original for all purposes.

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IN WITNESS WHEREOF, THE COMPANY AND EXECUTIVE HAVE EXECUTED THIS AMENDMENT AS OF THE DATE SET FORTH ABOVE.

COMPANY:

PROFESSOR CONNOR’S, INC.

BY:	/s/ Richard A Kassan
Name:	Richard A Kassan
Title:	CEO

EXECUTIVE:

/s/ Scott Morris
Name:	Scott Morris